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                                                                     EXHIBIT 5.1

                             Tel-Aviv, June 3, 1999



BackWeb Technologies Ltd.
3 Abba Hillel St.
Ramat Gan
Israel



Ladies and Gentlemen:

        We refer to the registration statement and amendments thereto on Form F-1, registration no. 333-10358 (the "Registration Statement"), originally filed on May 14, 1999 by BackWeb Technologies Ltd. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the sale of up to 5,500,000 Ordinary Shares, nominal value NIS
0.01 per share, of the Company (the "Shares") to the Underwriters as described in the Registration Statement for resale to the public. The Company will issue and sell these 5,500,000 Shares. The underwriters may, as described in the Registration Statement, purchase up to an additional 825,000 Ordinary Shares, nominal value NIS 0.01 per share (the "Additional Shares") from the Company at the initial public offering price less the underwriting discount.

        As special Israeli counsel to the Company in connection with the offering of the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that the Shares and the Additional Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement (the "Underwriting Agreement") and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.



                                            Very truly yours,



                                            Naschitz, Brandes & Co.